Exhibit 10.1

RETIREMENT Agreement

This Retirement Agreement (this “Agreement”) is entered by and between William C. Erbey (“Executive”), Ocwen Financial Corporation, a Florida corporation (“Ocwen”), and Ocwen Mortgage Servicing, Inc., a corporation organized under the laws of the United States Virgin Islands and a subsidiary of Ocwen (“OMS,” and together with Executive and Ocwen, the “Parties”) on this 16th day of January, 2015 (the “Effective Date”).

WHEREAS, Executive is currently the Executive Chairman of Ocwen and is employed by OMS;

WHEREAS, Executive was a founder of Ocwen and has served Ocwen and its predecessors for more than 30 years;

WHEREAS, the Parties desire to enter into this Agreement on the terms and conditions set forth below to, among other items set forth below, provide for Executive’s retirement effective January 16, 2015 (the “Retirement Date”) and the transition of Executive’s position.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties agree as follows:

1.               Retirement. Executive hereby irrevocably resigns as Ocwen’s Executive Chairman, as an employee of OMS, and as an officer, employee, director, member, manager and in any other position Executive serves with Ocwen and each of its Affiliates (as such term is defined below) effective on the Retirement Date. Executive also hereby irrevocably resigns, effective on the Retirement Date, as a trustee, member of any administrative committee, and in any other capacity under or with respect to any benefit plan sponsored or maintained by Ocwen or any of its Affiliates. Executive also hereby irrevocably agrees to take all actions necessary to resign, not later than on the Retirement Date and in accordance with that certain Consent Order Pursuant to New York Banking Law § 44 dated December 19, 2014 to which Ocwen and The New York State Department of Financial Services are parties (the “Consent Order”), from his position as Chairman and as a member of the board of directors of each of the following entities: Altisource Portfolio Solutions, S.A., Altisource Residential Corporation, Altisource Asset Management Corporation, and Home Loan Servicing Solutions Ltd (collectively, the “Related Companies”). Executive further agrees that he will have no directorial, management, oversight, consulting, or any other role at Ocwen or any Related Company, or at any of Ocwen’s or any of the Related Companies’ affiliates or subsidiaries as of the Retirement Date that would violate paragraph 57 of the Consent Order.

(a)                Executive agrees that he has been paid all compensation and benefits due from Ocwen and each of its Affiliates (including, but not limited to, salary, bonus, incentive, share of promote, and other wages), except as otherwise expressly provided in this Agreement. Executive agrees that all payments due to Executive from Ocwen or any of its Affiliates after the Retirement Date (other than payments Executive may be entitled to as a stockholder of Ocwen) shall be determined under this Agreement.

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(b)               Executive’s current base salary and current participation in Ocwen’s health and welfare benefit plans will continue through Executive’s Retirement Date. On or promptly after the Retirement Date, OMS will pay Executive his accrued and unpaid base salary, and accrued and unused vacation pay (totaling 168 hours), through the Retirement Date. Executive will not be eligible for any additional equity or incentive-based compensation, except as expressly provided below in this Section 1. Executive’s vested benefits (if any) under the 401(k) retirement plan maintained by Ocwen or OMS, as the case may be, in which Executive participates will be paid in accordance with the terms and conditions of such plan.

(c)                OMS will consider Executive for an annual bonus for fiscal 2014, determined and paid as though Executive’s employment by OMS had continued through the payment date of such bonus and determined by OMS in a manner consistent with its determination of bonuses for 2014 for its other senior executives.

(d)               Executive currently holds stock options granted by Ocwen to purchase, in the aggregate, 3,572,626 shares of Ocwen common stock (collectively, the “Stock Options”). The current number of shares subject to, per share exercise price and expiration date of, the Stock Options are as follows:

Current No.	Current Exercise	Year
of Shares	Price/Sh.	of Grant	Expiration Date

69,805	$5.80844	2006	March 8, 2016
102,821	$7.15812	2007	May 10, 2017
2,400,000	$4.82028	2008	July 14, 2018
1,000,000	$24.38	2012	August 21, 2022

The Stock Options granted before 2012 will be fully vested and exercisable on the Retirement Date. 750,000 of the Stock Options granted in 2012 will be fully vested and exercisable on the Retirement Date, and the remaining 250,000 will become vested and exercisable on their scheduled vesting dates (125,000 on August 21, 2015 and 125,000 on August 21, 2016) as though Executive’s employment had not terminated. Once a Stock Option is vested and exercisable, Executive will have the full applicable term of the Stock Option (ending on the applicable Expiration Date noted above, and in each case subject to Ocwen’s ability to terminate or settle such Stock Option before the applicable Expiration Date in connection with a change in control or similar event pursuant to the applicable stock option agreement and Ocwen’s 2007 Equity Incentive Plan) to exercise such Stock Option. All of the other terms and conditions of the Stock Options, as set forth in the applicable stock option agreement evidencing such Stock Option and as set forth in Ocwen’s 2007 Equity Incentive Plan, as amended from time to time, continue in effect.

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(e)                Executive currently owns 100 shares of OMS Class A Preferred Stock (the “Preferred Stock”). OMS will declare a 2015 dividend of $725,000 (representing $7,250 per share of Preferred Stock) in the first quarter of 2015 which will be paid in the ordinary course as though Executive’s employment by OMS had continued through the applicable dividend payment date, except to the extent such dividend is prohibited by applicable law (any such dividend paid on the Preferred Stock in 2015, the “2015 Dividend”). OMS agrees that it will not redeem such Preferred Stock until the date the 2015 Dividend is paid on such Preferred Stock (after giving effect to such dividend payment). On a redemption of the Preferred Stock by OMS, OMS will pay Executive $1.00 per share of Preferred Stock so redeemed, and Executive will have no other right with respect thereto or in respect thereof. Executive agrees to reasonably cooperate with OMS, and to execute such other documents that OMS may reasonably request to transfer the Preferred Stock to OMS, with respect to any such redemption of the Preferred Stock. All of the other terms and conditions of the OMS 2013 Preferred Stock Plan, as amended from time to time, continue in effect.

(f)                 OMS will pay Executive, on or within ten (10) business days following January 31, 2015, a cash severance payment equal to SEVEN HUNDRED AND TWENTY FIVE THOUSAND DOLLARS ($725,000.00), subject to applicable withholdings and deductions (the “Lump Sum Severance Payment”).

(g)                OMS will pay Executive, on or within ten (10) business days following January 31, 2015, a cash payment in lieu of any relocation benefits equal to FOUR HUNDRED AND SEVENTY FIVE THOUSAND DOLLARS ($475,000.00), subject to applicable withholdings and deductions (the “Lump Sum Relocation Payment”).

(h)                Executive will submit to OMS, not later than January 31, 2015, any business expenses Executive has incurred on or before the Retirement Date in performing his duties for Ocwen and any of its Affiliates that have not yet been reimbursed for reimbursement in accordance with (and subject to) OMS’s usual expense reimbursement policies.

(i)                 Following the Retirement Date and except as otherwise provided in Section 1(j) below, Executive will no longer be eligible to participate in the benefit plans and programs of Ocwen or any of its Affiliates, provided that this Agreement does not impact any of Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar state law (“COBRA”).

(j)                 Ocwen and OMS agree to provide continued coverage to Executive (and his eligible spouse) under a medical plan maintained by them (or one of them, as the case may be) to the same extent and on the same terms as though Executive continued to be an executive officer of Ocwen or OMS and in accordance with the terms and conditions of the applicable plan(s) as in effect from time to time (“Continued Medical Coverage”); provided that (i) such obligation shall end on the earlier of (A) the later of the date when Executive dies or Executive’s wife dies or (B) when Ocwen and OMS cease to offer such coverage to the other former executives (and their dependents) to whom continued post-retirement medical coverage is currently provided (other than as a result of such persons’ deaths), (ii) any applicable insurer(s) for such plans consent to such continued coverage (it being understood that Ocwen and OMS will use their reasonable best efforts to obtain such consent), (iii) such coverage can be provided in accordance with all laws, rules and regulations applicable to Ocwen and its Affiliates and such plan(s), (iv) such coverage does not result in any material negative tax or other regulatory consequences for Ocwen or any of its Affiliates, any such plan(s), or any other participants in any such plan(s), (v) such coverage does not result in any added cost to Ocwen or any of its Affiliates (beyond the cost that would be incurred for covering one additional active employee of Ocwen or OMS, and his or her eligible spouse, in such plan(s)), and (vi) Executive pays the standard costs that apply to an active employee for such coverage.

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(k)                Executive is not eligible for severance benefits under any severance plan, policy or arrangement of, or agreement with, Ocwen or any of its Affiliates.

(l)                 Executive agrees that he holds no equity or derivative equity interest in, has no right with respect to any such interest in, has no right to any promote or other incentive in or with respect to, and otherwise has no investment or right to make any investment in or with respect to Ocwen or any of its Affiliates or any of their respective investments, except for his then-existing ownership of Ocwen common stock, his Stock Options as referenced above, and his Preferred Stock as referenced above.

(m)               Executive waives any right or claim to reinstatement as an employee of Ocwen or any of its Affiliates after the Retirement Date.

(n)                In the event it is determined in a final and unappealable order or judgment by a court of competent jurisdiction that Executive, while employed by, or an officer or director of, Ocwen or any of its Affiliates, engaged in a felony (other than a traffic violation) or breached his duty of loyalty (other than unintentionally) to Ocwen or any of its Affiliates, Executive agrees to promptly repay to OMS, upon demand by Ocwen’s Board of Directors, the Lump Sum Severance Payment, the Lump Sum Relocation Payment and any 2015 Dividend (in each case net of applicable taxes and any tax withholding). In addition, in the event of any such determination, and notwithstanding anything above to the contrary in this Section 1 or in Section 7 below, Ocwen may terminate any then-outstanding Stock Options, may terminate any Continued Medical Coverage, and shall have no obligation thereafter under Section 7. The foregoing provisions of this paragraph do not limit any other right or remedy available to Ocwen or any of its Affiliates in the circumstances.

As used in this Agreement: (i) the term “Affiliate” means a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Ocwen (including, without limitation, OMS); (ii) the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a person; and (iii) the term “person” shall be construed broadly and includes, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof. For the avoidance of doubt, none of the Related Companies is an Affiliate of Ocwen.

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2.               General Release by Executive. Executive on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue Ocwen or any of its Affiliates, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment with Ocwen or any of its Affiliates or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other employment-related claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the Effective Date, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other employment-related federal, state or local law, regulation, ordinance, constitution or common law (collectively, the “Released Claims”); provided, however, that the foregoing release and covenant does not apply to any obligation of Ocwen or any of its Affiliates to Executive pursuant to any of the following: (1) any right to indemnification and advancement of expenses that Executive may have pursuant to applicable law and the bylaws, charter or similar governing document of Ocwen or any of its Affiliates with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee, officer or director of Ocwen or any of its Affiliates (“Indemnification Right”); (2) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any directors and officers liability insurance policy of Ocwen or any of its Affiliates; (3) any rights to continued medical and dental coverage that Executive may have under COBRA; or (4) any claim arising under this Agreement (or under any agreements or arrangement expressly preserved by this Agreement as to a payment, benefit or right expressly preserved by this Agreement). In addition, for the avoidance of doubt, this release does not cover any claims, agreements, obligations, demands and causes of action arising out of or in any way connected with Executive’s rights as a stockholder of Ocwen or any Released Claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies. Executive does waive, however, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Executive’s behalf arising out of any Released Claim. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

3.               Waiver of Unknown Claims. It is the intention of Executive in executing this Agreement that the same shall be effective as a bar to each and every Released Claim hereinabove specified. Executive acknowledges that he may hereafter discover claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to Executive’s employment with Ocwen or any of its Affiliates or the termination thereof and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

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4.               ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the Effective Date. Executive further expressly acknowledges and agrees that:

(a)                In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before executing this Agreement;

(b)                He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(c)                He was given a copy of this Agreement on January 16, 2015, and informed that he had twenty-one (21) days within which to consider this Agreement and that if he wished to execute this Agreement prior to the expiration of such 21-day period, he should execute the Acknowledgement and Waiver attached hereto as Exhibit A;

(d)                Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

(e)                He was informed that he had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by Ocwen during the seven-day revocation period. In the event that Executive exercises this revocation right, neither Ocwen nor Executive will have any obligation under this Agreement. Any notice of revocation should be sent by Executive in writing to Ocwen to the address set forth below so that it is received within the seven-day period following execution of this Agreement by Executive.

Ocwen Financial Corporation
1000 Abernathy Road NE, Suite 210

Atlanta, Georgia 30328

Attention: General Counsel

with a copy to:

O’Melveny & Myers LLP

610 Newport Center Drive, 17th Floor
Newport Beach, California 92660

Attn: Jeffrey W. Walbridge, Esq.

5.               No Transferred Claims. Executive warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Agreement any Released Claim or any part or portion thereof.

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6.               Office; Return of Property. Executive agrees that, on or before the Retirement Date, he will vacate his office provided by Ocwen in St. Croix, U.S. Virgin Islands, and that, on or before January 31, 2015, he will return to Ocwen any and all property of Ocwen or any of its Affiliates that he was provided or otherwise has in his possession (except that company cars may continue to be used by Executive until he is able to procure replacements, which will occur as soon as practicable and in all events not later than February 28, 2015). If Executive later discovers that any such property is in his possession, Executive agrees that he will promptly return it to Ocwen. If any personal property of Executive remains in Ocwen’s office in St. Croix, U.S. Virgin Islands, after the Retirement Date, Ocwen will promptly return such property to Executive (with Executive to reimburse Ocwen for any material costs in doing so).

7.               Registration Rights.

(a)                So long as Ocwen is eligible to use a registration statement on SEC Form S-3, at Executive’s request, Ocwen will use its commercially reasonable efforts to file as soon as practicable after its receipt of Executive’s request a registration statement on Form S-3 (or supplements or amendments as necessary) registering the resale of up to all of Executive’s shares of Ocwen common stock then owned by Executive (but no shares acquired by Executive after the Effective Date other than pursuant to the exercise of Stock Options), and will file prospectus supplements thereunder relating to up to two offerings of common stock by Executive. Any such request by Executive must be in writing to Ocwen and may not be made before August 1, 2015. Ocwen’s obligations pursuant to the preceding provisions of this paragraph shall end on August 1, 2019. Ocwen will use its commercially reasonable efforts to maintain the effectiveness of any such registration statement(s) for so long as Executive holds shares registered thereunder, but in no event will Ocwen have any such obligation after the second anniversary of the initial effectiveness of the registration statement.

(b)               Ocwen shall have the right to delay the filing of any registration statement under this Section 7 or suspend its use for a period or periods not to exceed 90 days in any 12-month period; provided that the time periods specified in Section 7(a) will be extended by the amount of time that such delay or suspension is in effect. Executive must provide duly completed and executed questionnaires, powers of attorney and other documents reasonably required by Ocwen in order for Ocwen to include Executive as a selling stockholder in any such registration statement. Ocwen will pay all SEC fees and other expenses in connection with the preparation and filing of the registration statement, but Ocwen shall have no obligation to pay (and Executive will be responsible for) Executive’s expenses relating to any offering or sale of shares of common stock by Executive under the registration statement, including Executive’s brokerage commissions, underwriting commissions and transfer taxes. Ocwen shall have no obligation to participate in any underwritten offering or provide legal opinions (other than any legal opinions required to be attached as an exhibit to the registration statement and which Ocwen is reasonably able to provide), comfort letters or indemnification agreements with respect to any sale under the registration statement.

(c)                The registration rights granted to Executive under paragraphs (a) and (b) may not be assigned or transferred.

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8.               Protective Covenants.

(a)                Confidential Information; Inventions.

                     i.                        Executive shall not disclose or use at any time, either during the period of his employment with Ocwen and its Affiliates or at any time thereafter, any Confidential Information (as defined below) of which Executive is or becomes aware, whether or not such information is developed by him. Executive will take all reasonably appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. Notwithstanding the foregoing, Executive may disclose Confidential Information as required by applicable law (including, but not limited to, truthfully responding to a lawful and valid subpoena or other legal process) or pursuant to any investigation by a regulatory authority with jurisdiction over Ocwen or OMS, but, to the extent legally permitted, shall give Ocwen the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to Ocwen and its counsel the documents and other information sought, and shall assist Ocwen and such counsel in resisting or otherwise responding to such process in accordance with Section 8(e) below.

                    ii.                        As used in this Agreement, the term “Confidential Information” means confidential information obtained by Executive while employed by Ocwen or OMS or their predecessors concerning their business affairs. Confidential Information will not include any information that (A) has been published (other than a disclosure by Executive in breach of this Agreement) in a form generally available to the public prior to the date Executive proposes to disclose or use such information, (B) has been made available to Executive on a non-confidential basis, if the source of the information was not reasonably known to Executive to be bound by a duty of confidentiality after due inquiry or (C) that is independently developed by Executive without reference to any Confidential Information of which Executive was aware during his employment by Ocwen or any of its Affiliates.

(b)               Restriction on Competition. Executive agrees that if Executive were to become employed by, or substantially involved in, the business of a competitor of Ocwen or any of its Affiliates during the twenty-four (24) month period following the Retirement Date, it would be very difficult for Executive not to rely on or use Ocwen’s and its Affiliates’ trade secrets and confidential information. Thus, to avoid the inevitable disclosure of Ocwen’s and its Affiliates’ trade secrets and confidential information, and to protect such trade secrets and confidential information and Ocwen’s and its Affiliates’ relationships and goodwill with customers, for a period of twenty-four (24) months after the Retirement Date, Executive will not directly or indirectly through any other person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the operation, management or control of, any Competing Business. For purposes of this Agreement, the phrase “directly or indirectly through any other person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise and shall include any direct or indirect participation in such enterprise as an employee, consultant, director or officer. For purposes of this Agreement, “Competing Business” means a person anywhere in the continental United States and elsewhere in the world where Ocwen and its Affiliates engage in business, or reasonably anticipate engaging in business, on the Effective Date (the “Restricted Area”) that at any time during Executive’s employment by Ocwen or any of its Affiliates has competed, or at any time during the twenty-four (24) month period following the Retirement Date competes, with Ocwen or any of its Affiliates in any business related to mortgage servicing. Nothing herein shall prohibit Executive from (A) maintaining or increasing his ownership interest, as a shareholder in any Related Company (unless the Related Company engages in mortgage servicing), (B) maintaining a passive ownership interest, as a shareholder, in any corporation (including any Related Company) at the level in effect as of the Effective Date, or (C) becoming a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

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(c)                Non-Solicitation of Employees and Consultants. For a period of twenty-four (24) months after the Retirement Date, Executive will not directly or indirectly through any other person solicit, induce or encourage, or attempt to solicit, induce or encourage, any employee or independent contractor of Ocwen or any of its Affiliates to leave the employ or service, as applicable, of Ocwen or such Affiliate, or become employed or engaged by any third party, or in any way interfere with the relationship between Ocwen or any such Affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand; provided that this Section 8(c) will not be violated by (A) general advertising or solicitation not targeted at any employee or independent contractor of Ocwen or any of its Affiliates, (B) Executive serving as a reference, upon request, for any such employee or independent contractor or (C) any such employee or independent contractor initiating the applicable relationship with Executive. For the avoidance of doubt, nothing in this paragraph shall in any way restrict the business or operations of the Related Companies by virtue of Executive’s passive ownership interest in the Related Companies.

(d)               Non-Interference with Customers. For a period of twenty-four (24) months after the Retirement Date, Executive will not, directly or indirectly through any other person, use any of Ocwen’s or any of its Affiliates’ trade secrets to influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of Ocwen’s or any of its Affiliates to divert their business away from Ocwen or such Affiliate, and Executive will not otherwise use Ocwen’s or any of its Affiliates’ trade secrets to interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between Ocwen or any of its Affiliates, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand; provided that this Section 8(d) will not be violated by (A) general advertising or solicitation not targeted at any customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of Ocwen or any of its Affiliates or (B) any such persons initiating the applicable relationship with Executive. For the avoidance of doubt, nothing in this paragraph shall in any way restrict the business or operations of the Related Companies by virtue of Executive’s passive ownership interest in the Related Companies.

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(e)                Cooperation. Following the Retirement Date and upon the receipt of reasonable notice from Ocwen, Executive shall reasonably cooperate with Ocwen and its Affiliates in connection with: (a) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving Ocwen and any Affiliates with respect to matters relating to Executive’s employment with, or service as a member of the board of directors of, Ocwen or any of its Affiliates (collectively, “Litigation”); (b) any audit of the financial statements of Ocwen or any Affiliate with respect to the period of time when Executive was employed by or provided services to Ocwen or any Affiliate (“Audit”); and (c) providing such other occasional advice, assistance and consultation as Ocwen may reasonably request from time to time on matters with which Executive was familiar and/or about which Executive acquired knowledge, expertise and/or experience during the time that Executive was employed by Ocwen and its Affiliates to help ensure a smooth transition of his position; provided that such cooperation does not unreasonably interfere with Executive’s then-current professional or personal commitments. Executive acknowledges that such cooperation may include, but shall not be limited to, Executive making himself available to Ocwen or any Affiliate (or their respective attorneys or auditors) upon reasonable notice for: (i) interviews, factual investigations, and providing declarations or affidavits that provide truthful information in connection with any Litigation or Audit; (ii) appearing at the request of Ocwen or any Affiliate to give testimony without requiring service of a subpoena or other legal process; (iii) volunteering to Ocwen or any Affiliate pertinent information related to any Litigation or Audit; and (iv) turning over to Ocwen or any Affiliate any documents relevant to any Litigation or Audit that are or may come into Executive’s possession. Notwithstanding anything to the contrary, Executive will have no obligation to act against his own legal or financial interests or to forgo any constitutional rights (including, but not limited to, in connection with any regulatory investigation), and this Section 8(e) will not affect his Indemnification Rights. Ocwen and OMS agree to reimburse Executive for his actual and reasonable expenses in performing any services pursuant to this Section 8(e) that are requested by Ocwen or OMS, provided that Executive promptly submits such expenses for reimbursement along with reasonable and customary supporting documentation for the same. Any such reimbursement shall be paid promptly after receipt by Ocwen or OMS of such materials from Executive, and in all events not later than the end of the calendar year following the calendar year in which Executive incurred the related expenses.

(f)                 Understanding of Covenants. Executive acknowledges that, in the course of his employment with Ocwen and/or its Affiliates and their predecessors, he has become familiar with Ocwen’s and its Affiliates’ and their predecessors’ trade secrets and with other confidential and proprietary information concerning Ocwen, its Affiliates and their respective predecessors. Executive agrees that the foregoing covenants set forth in this Section 8 (together, the “Restrictive Covenants”) are reasonable and necessary to protect Ocwen’s and its Affiliates’ trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations.

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Without limiting the generality of Executive’s agreement in the preceding paragraph, Executive (i) represents that he is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that he is fully aware of his obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that Ocwen and its Affiliates currently conduct business throughout the Restricted Area, and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 8 regardless of whether Executive is then entitled to receive benefits from Ocwen or any of its Affiliates. Executive understands that the Restrictive Covenants may limit his ability to earn a livelihood in a business similar to the business of Ocwen and any of its Affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of Ocwen and any of its Affiliates and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), Executive does not believe would prevent him from otherwise earning a living. Executive agrees that the Restrictive Covenants do not confer a benefit upon Ocwen disproportionate to the detriment of Executive.

(g)                Enforcement. Executive agrees that Executive’s services are unique. Executive agrees that a breach by the Executive of any of the covenants in this Section 8 would cause immediate and irreparable harm to Ocwen that would be difficult or impossible to measure, and that damages to Ocwen for any such injury would therefore be an inadequate remedy for any such breach. Therefore, Executive agrees that in the event of any breach or threatened breach of any provision of this Section 8, Ocwen shall be entitled, in addition to and without limitation upon all other remedies Ocwen may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 8, or require Executive to account for and pay over to Ocwen all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 8 if and when final judgment of a court of competent jurisdiction or arbitrator, as applicable, is so entered against Executive, Ocwen or OMS, as applicable. Executive further agrees that the applicable period of time he is subject to any covenant in this Section 8 that is of limited duration following the Retirement Date, as determined pursuant to the foregoing provisions of this Section 8, such period of time shall be extended by the same amount of time that he is in breach of such covenant.

(h)                The protective covenants in this Section 8 may not be assigned or transferred by Ocwen or OMS.

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9.               Miscellaneous.

(a)                Successors.

                     i.                This Agreement is personal to Ocwen, OMS and Executive and shall not be assignable.

                    ii.                The benefits and obligations of Ocwen and OMS under this Agreement shall, however, be binding upon and inure to the benefit of any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires ownership of Ocwen or OMS, as the case may be, or all or substantially all of the business or assets of Ocwen or OMS, as the case may be.

(b)               Waiver. Neither the failure nor any delay on the part of a Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be binding unless in writing and signed by the Party asserted to have granted such waiver.

(c)                Modification. This Agreement may not be amended or modified other than by a written agreement executed by Executive and by an officer (other than Executive) of each of Ocwen and OMS.

(d)               Complete Agreement. This Agreement constitutes and contains the entire agreement and final understanding concerning Executive’s relationship with Ocwen and its Affiliates and the other subject matters addressed herein and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against any Party. Executive is not relying on any representation of Ocwen, OMS or any of the Releasees except as expressly set forth in this Agreement. Ocwen and OMS are not relying on any representation of Executive except as expressly set forth in this Agreement. This Agreement constitutes an integrated agreement. The agreements that evidence the Stock Options and Preferred Stock, as amended hereby, are outside the scope of the foregoing integration provision. The Indemnification Rights are also outside the scope of the foregoing integration provision.

(e)                Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

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(f)                 Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of Florida, and the rights and obligations of the Parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Florida without regard to principles of conflict of laws.

(g)                Arbitration.

                    i.                         Process. Any non-time barred, legally cognizable dispute, claim or controversy between Executive, on the one hand, and Ocwen, any of its Affiliates or any other Releasee, on the other hand, including, but not limited to, any state or federal statutory, regulatory, constitutional or common law claims, in any way arising out of, related to, or connected with this Agreement or the subject matter thereof, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions (other than with respect to a claim by the Company or OMS pursuant to or to enforce Section 1(n)) (the “Arbitrated Disputes”), shall be resolved, consistent with the Federal Arbitration Act, through final and binding arbitration in Palm Beach County, Florida, or any other venue to which the Parties agree, before a sole arbitrator (the “Arbitrator”) selected and agreed upon by the Parties from the American Arbitration Association, or its successor (“AAA”), and shall be conducted consistent with AAA’s then-current Commercial Arbitration Rules and Procedures (which may be found and reviewed at https://www.adr.org/aaa/ShowProperty?nodeId=/UCM/ADRSTG_004103) (the “AAA Rules”) as the exclusive forum for the resolution of such dispute; provided, however, that (1) provisional injunctive relief may, but need not, be sought by either Party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator, and (2) this Section 9(g) does not limit the rights of any Party pursuant to Section 8(g). The Arbitrator shall have full and exclusive power and authority to address and decide any and all issues of or related to arbitrability of this Agreement. The Arbitrator shall administer and conduct any arbitration in accordance with Florida law, including the Florida Rules of Civil Procedure, and the Arbitrator shall apply substantive and procedural Florida law to any dispute or claim, without reference to rules of conflict of law. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the Parties hereto and may be enforced by any court of competent jurisdiction. The Arbitrator shall determine the allocation of associated fees and costs in accordance with applicable law, and any dispute as to the reasonableness of costs and expenses shall be determined by the Arbitrator.

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                                                     ii.                        Confidentiality of Arbitration. Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all claims, defenses and proceedings (including, without limiting the generality of the foregoing, the existence of the controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the Arbitrator, the Parties and their counsel, and each of their agents, and employees and all others acting on behalf of or in concert with them. Without limiting the generality of the foregoing, no one shall divulge to any third party or person not directly involved in the arbitration the contents of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award as required by applicable law. Any court proceedings relating to the arbitration hereunder, including, without limiting the generality of the foregoing, to prevent or compel arbitration or to confirm, correct, vacate or otherwise enforce an arbitration award, shall be filed under seal with the court, to the extent permitted by law.

                                                     iii.                       Voluntary Nature of Agreement. The Parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the Parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement. Executive represents and warrants that Executive has been provided reasonable time and opportunity to consult with legal counsel regarding the meaning and effect of this arbitration provision and of this Agreement, and that Executive understands and agrees that, by virtue of this arbitration provision, Executive is waiving Executive’s right to file or pursue court-based litigation against Ocwen, any of its Affiliates or any Releasee with respect to any and all Arbitrated Disputes and, in addition, specifically is waiving Executive’s right to jury trial, and that Executive does so knowingly and voluntarily with a full understanding of the consequences of Executive’s agreement. For the avoidance of doubt, Executive is not waiving any rights to file or pursue court-based litigation against Ocwen, any of its Affiliates or any Releasee with respect to any claims, disputes or controversies in any way arising out of, related to, or connected with his rights as a stockholder of Ocwen.

(h)                Cooperation in Drafting. Each Party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any Party on the basis of that Party being the drafter of such language.

(i)                  Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

(j)                 Advice of Counsel. Each Party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Executive specifically agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has had ample opportunity to consult counsel of his own choice (if and to the extent he felt it appropriate to do so).

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(k)               No Wrongdoing. This Agreement does not constitute an adjudication or finding on the merits and it is not, and shall not be construed as, an admission or acknowledgement by any Party of any violation of any policy, procedure, state or federal law or regulation, or any unlawful or improper act or conduct, all of which is expressly denied. Moreover, neither this Agreement nor anything in this Agreement shall be construed to be, or shall be, admissible in any proceeding as evidence of or an admission by any Party of any violation of any policy, procedure, state or federal law or regulation, or any unlawful or improper act or conduct. This Agreement may be introduced, however, in any proceeding to enforce this Agreement.

(l)                  Supplementary Documents. The Parties agree to cooperate fully in good faith and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

(m)              Headings; Construction. The section and paragraph headings and titles contained in this Agreement are inserted for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders and the neutral. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

(n)                409A. It is the Parties’ intention that payments and benefits under this Agreement be exempt from or in compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and accordingly, this Agreement will be interpreted, administered and construed consistent with such intent. Each payment under this Agreement will be treated as a separate payment of compensation for purposes of Section 409A. To the extent subject to Section 409A, all reimbursements and in-kind benefits provided under this Agreement will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (1) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement or as otherwise contemplated by Section 1(j)), (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (3) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred and (4) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(o)               Taxes. Ocwen and OMS have the right to deduct from any amount otherwise payable to Executive (or his personal representative or any other person entitled to receive such payment) the amount of any taxes that Ocwen or any of its Affiliates may be required to withhold with respect to such payment. Except for amounts withheld by Ocwen or OMS, Executive shall be solely responsible for any taxes due as a result of any payments or benefits provided for in this Agreement. To the extent any tax withholding is required with respect to a payment or benefit contemplated by this Agreement and Ocwen or OMS cannot reduce a cash amount otherwise due to Executive at that same time by the amount of the required tax withholding, Executive agrees to make arrangements reasonably acceptable to Ocwen and OMS to provide them, in cash and not later than the time the tax withholding is due to be remitted to the applicable taxing authority, with the amounts that they are required to withhold with respect to such payment or benefit.

[Remainder of Page Intentionally Left Blank]

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I have read the foregoing Retirement Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

EXECUTED this 16th day of January 2015.

“Executive”

/s/ William C. Erbey
William C. Erbey

EXECUTED this 16th day of January 2015.

“Ocwen”

Ocwen Financial Corporation
a Florida corporation

/s/ Michael J. Stanton
	By:	Michael J. Stanton
	Its:	Senior Vice President

EXECUTED this 16th day of January 2015.

“OMS”

Ocwen Mortgage Servicing, Inc.
a corporation organized under the laws of the United States Virgin Islands

/s/ Timothy M. Hayes
	By:	Timothy M. Hayes
	Its:	Executive Vice President
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EXHIBIT A

ACKNOWLEDGMENT AND WAIVER

I, William C. Erbey, hereby acknowledge that I was given 21 days to consider the foregoing Retirement Agreement and voluntarily chose to sign the Retirement Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the State of Florida that the foregoing is true and correct.

EXECUTED this 16th day of January 2015.

/s/ William C. Erbey
William C. Erbey
A-1